Exhibit 99.1

Verso Corporation Provides Update on Discussions with Atlas Holdings

No Action is Required by Stockholders at This Time

MIAMISBURG, Ohio, Sept. 21, 2021 /PRNewswire/ -- Verso Corporation (NYSE: VRS) ("Verso" or "the Company") today announced that it has entered into a Confidentiality Agreement (the "Agreement") with Atlas FRM LLC (d/b/a Atlas Holdings LLC) ("Atlas"). The special committee (the "Special Committee") of the Board of Directors of Verso previously communicated to Atlas its determination, made in consultation with its financial and legal advisors, that Atlas' previously disclosed $20.00 per share all-cash offer to acquire Verso was insufficient and that the Special Committee would only consider a potential transaction if Atlas meaningfully increased its offer from $20.00. The two parties agreed to exchange additional information under the terms of the Agreement to facilitate ongoing discussions regarding a potential transaction with Atlas on mutually acceptable terms.

There can be no assurance that any negotiations between Verso and Atlas will take place following the exchange of additional information, and if such negotiations do take place, there can be no assurance that any transaction with Atlas (or any other party) will occur or be consummated. Verso does not intend to comment on or disclose further developments regarding the Special Committee's evaluation unless and until it deems further disclosure is appropriate or required.

Verso stockholders do not need to take any action at this time.

Rothschild & Co is acting as financial advisor and Kirkland & Ellis LLP is serving as legal counsel to the Special Committee.

About Verso Corporation
Verso Corporation is a leading American owned and operated producer of graphic, specialty and packaging paper and market pulp, with a long-standing reputation for quality and reliability. Verso's graphic paper products are designed primarily for commercial printing, advertising and marketing applications, including direct mail, catalogs, corporate collateral, books and magazines. Verso's specialty paper products include release liner papers and label face stock for pressure sensitive, glue-applied and laminate applications. Verso produces packaging paper used in higher-end packaging and printing applications such as greeting cards, book covers, folders, labels and point-of-purchase displays. Verso also makes market pulp used in printing, writing, specialty and packaging papers, facial and toilet tissue, and paper towels. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information regarding the unsolicited acquisition proposal and the response thereto, and other forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including uncertainties as to whether an agreement relating to any possible transaction will be negotiated and executed, uncertainties as to whether any possible transaction will be completed and the other risks and uncertainties listed in Verso's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Securities and Exchange Commission ("SEC") on August 6, 2021, and Verso's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021, as such risks and uncertainties may be updated from time to time in Verso's other filings with the SEC. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT: Investors Contact: investor.relations@versoco.com, 937-528-3220 ; Media Contacts: Shawn Hall, Director, Communications, shawn.hall@versoco.com, 937-528-3700 ; Bryan Locke/Jenny Gore, Sard Verbinnen & Co, Verso-SVC@sardverb.com